EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation of our report dated February 4, 2000 (except with respect to the stock split discussed in Note 12 and the matters discussed in Note 16, as to which the dates are February 22, 2000 and March 10, 2000, respectively) included in this Form 10-K, into IVAX's previously filed registration statement on Form S-8 Nos. 333-30690, 333-30692, 333-07811, 33-82758, 33-67090, 33-39186,
33-44042, 33-53944, 33-88914, 33-88912, 33-65133, 333-24593, and 333-42997, Form
S-3 No. 33-46173, and Form S-4 Nos. 33-44116 and 33-60847. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.

Arthur Andersen LLP
Miami, Florida,

November 7, 2000